Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 24, 2007, relating to the financial statements and financial highlights which appear in the June 30, 2007 Annual Reports to Shareholders of Columbia High Yield Municipal Fund and Columbia Small Cap Value Fund I, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP
Boston, Massachusetts
October 31, 2007